FT 8865

TRUST AGREEMENT

Dated: August 25, 2020

The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, Effective: November 6, 2013" as amended by Amendment dated September 5, 2017 (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website).

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

CBOE VEST LARGE CAP DEEP BUFFERED PORTFOLIO, SERIES 6

The following special terms and conditions are hereby agreed to:

A.       The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in Schedule A hereto.

B.       The aggregate number of Units delivered by the Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions of Trust and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documentation confirming the ownership of this number of Units for the Trust is being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.       The Record Date shall be as set forth in the Prospectus under "Summary of Essential Information." Notwithstanding the provisions in Part I of Section 3.05 of the Standard Terms and Conditions of Trust, the Trustee shall pay the fees due the Trustee and First Trust Advisors L.P. on or shortly after the Mandatory Termination Date.

D.       The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

E.       The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

F.       First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and shall be an annual fee in the amount of $.0080 per Unit.

G.       The Trustee's compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000.

H.       The Initial Date of Deposit for the Trust is August 25, 2020.

I.       There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

J.       The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 is set forth in the Prospectus. No in-kind distribution requests submitted during the 10 business days prior to the Trust’s Mandatory Termination Date will be honored.

K.       No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

L.       Pershing LLC will act as clearing broker with respect to transactions involving options and other instruments owned by the Trust cleared through the Options Clearing Corporation and in such capacity will maintain custody of such options and instruments.

M.       For this Series, the Depositor will deliver the sum of $10,000 to the aforementioned clearing broker which the clearing broker will credit to the account maintained by the clearing broker for the Trust. The Trustee will record such sum, and any income earned thereon, as an asset of the Reserve Account. The sum may be applied by the clearing broker to satisfy the liabilities due the clearing broker in respect of the Trust or its assets. To the extent the sum is so applied, it will be restored by liquidation of Trust assets at the Depositor’s direction. The Trustee shall not treat any part of the sum as asset of the Trust (including, without limitation, for purposes of the calculation of the Trust Fund Evaluation pursuant to Section 5.01), unless and until the sum is applied to Trust liabilities without reimbursement from other Trust assets and in such event the Trustee shall treat only the unreimbursed amount as an asset of the Trust Fund. Upon termination of the Trust the sum, or such part of it which then remains, shall be returned to the Depositor.

PART III

A.       The second paragraph of Section 3.02 of the Standard Terms and Conditions of Trust shall be amended to read as follows:

"With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), any non-cash distributions received by a Trust shall be sold to the extent they would be treated as dividend or interest income under the Internal Revenue Code and the proceeds shall be credited to the Income Account. Except as provided in the preceding sentence, non-cash distributions received by a Trust (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by a Trust) shall be dealt with in the manner described in Section 3.11 hereof, and shall be retained or disposed of by such Trust according to those provisions and the proceeds thereof shall be credited to the Capital Account. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

B.       Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.18 shall be replaced with the following:

"Section 3.18. Authority of Portfolio Supervisor to Cause the Purchase or Sale or Depositor to Purchase or Sell Securities for the Account of the Trust. Whenever in the Indenture it is provided that the Trustee or the Depositor shall purchase or sell Securities, the Portfolio Supervisor is authorized to, and shall, cause the Securities to be purchased or sold, for the account of the Trust. Should the Portfolio Supervisor fail to cause such purchase or sale, the Depositor shall effect the purchase or sale, and the Trustee shall purchase or sell Securities only in the event that the Trustee would otherwise be directed to make the purchase or sale pursuant to the provisions of the Indenture and both the Portfolio Supervisor and the Depositor have failed to make or cause such purchase or sale. Neither the Trustee nor the Depositor shall have any responsibility or liability for any purchase or sale of Securities caused by the Portfolio Supervisor and the Trustee shall have no responsibility or liability for any purchase or sale of Securities made by the Depositor or for any failure of the Portfolio Supervisor or Depositor to make, or cause, any purchase or sale required by this Section or otherwise by the Indenture."

C. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01 (23) and the third and fourth paragraphs of Section 3.07 shall be amended to replace the term “call options” with the term “Options” in each instance in which it appears.

D. Section 2.01 (h) is amended to read in its entirety as follows:

If the Prospectus for a Trust provides that such Trust will sell or write Options, the Depositor or the Trustee, as directed by the Depositor, shall, in connection with deposits into such Trust, sell or write Options for the account of the Trust and apply the proceeds to the purchase of Securities acquired in connection with such deposits. The Depositor and, as directed by the Depositor, the Trustee, are authorized to pledge or otherwise encumber Trust Securities or other Trust assets and to enter into margin and other agreements as may be required in connection with the sale or writing of Options pursuant to the preceding sentence or otherwise in connection with the administration of the Trust. Without limiting the provisions of Section 8.02 hereof, neither the Trustee nor the Depositor shall be personally liable for any liability arising from any Option or any related margin or other agreement and such liabilities shall be enforceable only against the assets of The Trust. Neither the Trustee nor the Depositor shall be liable to any person for any loss or depreciation arising from such Options, margin or other agreements.

E. Paragraph (a) of Section 3.15 is amended to read in its entirety as follows:

“(a) In acquiring or disposing of Securities, including without limitation Additional Securities and New Securities, the Portfolio Supervisor (or the Depositor or Trustee, if, as provided in Section 3.18, the Depositor or Trustee is acquiring or disposing of Securities for the account of the Trust) shall direct transactions to such brokers or dealers as the Portfolio Supervisor selects or, if the Portfolio Supervisor fails so to direct, to such brokers or dealers as the Depositor selects or, if neither the Portfolio Supervisor nor the Depositor is directing the transaction for the Trust, to such brokers or dealers from whom the Trustee expects to obtain the most favorable execution of orders. The Depositor or an affiliate of the Depositor or of the Trustee may act as broker. If the Depositor acts as broker, it shall be entitled to compensation in accordance with applicable law and regulations. Any affiliate of the Trustee acting as broker shall receive such compensation as may be agreed upon with the Depositor (or, if selected by the Trustee, at market commission rates, concessions or markups), without reduction of the compensation payable to the Trustee for its services as such. With the prior consent of the Trustee, such of the Portfolio Supervisor or Depositor which is directing the transaction, is authorized to engage a broker qualified to act as a custodian for Trust assets pursuant to Rule 17f-4 under the 1940 Act, as amended, to maintain custody of, and act as clearing broker with respect to transactions involving, options and other instruments cleared through the Options Clearing Corporation of which the Trustee is unable to maintain custody. The clearing broker shall be identified in the Trust Agreement. The Portfolio Supervisor or Depositor, as appropriate, shall cause the broker executing the option transactions to provide a certificate confirming the qualification of the clearing broker to act as custodian of Trust assets under Rule 17f-4 of the Investment Company Act of 1940 , as amended, and to provide the Trustee, on an annual basis, information which shall permit the Depositor and the Trustee to conduct an analysis of the custody risks associated with maintaining assets with the clearing broker. The Depositor shall take such action, or shall instruct the Portfolio Supervisor to take such action, as the Depositor deems appropriate in the event the Depositor and the Trustee determine that custody of Trust Securities shall no longer be maintained by a clearing broker.”

F. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the ninth sentence of Section 4.01(b) shall be replaced with the following:

“The Evaluation of Options in a Trust will generally be determined based on the last quoted sale price where readily available and appropriate.”

G. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the second sentence of Section 4.01(c) shall be replaced with the following:

“The Evaluation of Options in a Trust will generally be determined based on the last quoted sale price where readily available and appropriate.”

H. The second paragraph of Section 6.04 of the Standard Terms and Conditions of Trust shall be supplemented by adding the following at the conclusion of such paragraph:

“Notwithstanding the previous provisions, to the extent the cash balance of the Income and Capital Accounts are insufficient for the payment of Trust expenses and disbursements when due, when directed by the Depositor, the Trustee shall advance out of its own funds and deposit in and credit to the Income or Capital Account, as appropriate, the amount or amounts required for the payment thereof; provided, however that the Trustee shall not be required to advance more than $15,000 for such purpose. The Trustee shall be entitled to be reimbursed without interest from the Income Account or Capital Accounts when funds are next available therein, but not later than upon the receipt of proceeds from the sale or exercise of options or other securities held as Trust assets. The Trustee shall be deemed to be the beneficial owner of the assets of the Income and Capital Accounts to the extent of any such advances pursuant to this paragraph; amounts payable to the Trustee in respect of such advances shall be secured by a lien on the Trust prior to the interests of Unit holders.”

I.       The following two paragraphs shall be added at the end of Section 8.02 of the Standard Terms and Conditions of Trust:

“If a Trust contains Options, the Depositor shall direct the Trustee as to what amount, if any, shall be added to the Reserve Account to be applied to the settlement of, or any other liability arising from, the Options.

None of the Trustee, the Depositor or the Portfolio Supervisor shall have any liability to any Unit holder or any other person for the failure to reserve funds for claims which were not reasonably foreseeable based on the facts known to them at the time a Trust terminates. None of the Trustee, the Depositor or the Portfolio Supervisor, or their respective officers, directors, trustees, shareholders, agents, partners or employees, shall be personally liable to any person for liabilities arising from the administration of a Trust or from its assets; for all such liabilities, persons transacting with the Trustee, the Depositor or the Portfolio Supervisor, acting in their fiduciary or other representative capacity for the account of the Trust, shall have recourse solely to the assets of the Trust then in the custody of the Trustee or other custodian of Trust assets.”

J.       The following sentences shall be added to the end of the second paragraph of Section 3.05(II)(a):

“Notwithstanding the foregoing provisions of this paragraph, the Depositor is authorized to direct the Trustee not to make a distribution otherwise required to avoid the imposition of excise taxes on undistributed income and to cause the Trust to incur the resulting tax liability if the Depositor determines such action to be in the best interest of the Unit holders. The Trustee shall have no liability for actions taken pursuant to such direction. The Depositor shall have no liability for any such determination made in good faith.”

K. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the third paragraph of Section 5.02 shall be replaced with the following:

“For a Trust for which In-Kind Distribution is specified to be available in the Prospectus of the Trust, and subject to the restrictions set forth below and in the Prospectus of the Trust, a Unit holder of such Trust who redeems that minimum number of Units of the Trust set forth in Part II of the Trust Agreement for such Trust may request a distribution in-kind (an “In-Kind Distribution”) of (i) the pro-rata number of Options then constituting the Trust portfolio represented by the tendered Units and (ii) cash equal to the difference between the Unit Value of the tendered Units determined on the basis of a Trust Evaluation made in accordance with Section 5.01 and the value of the Options distributed in-kind as of the date of tender. The Options and cash constituting the In-Kind Distribution shall be determined by the Depositor. Subject to the last paragraph of Section 5.02, to the extent the cash balances of the Income and Capital Accounts are insufficient for the cash component of the In-Kind Distribution, the Depositor shall sell Securities and sell or terminate Options as shall be required to provide the necessary cash.

An In-Kind Distribution is subject to the following restrictions and any additional restrictions stated in the Prospectus of the Trust: (1) The tender for redemption must be only in an aggregate amount of Units which the Depositor determines will permit a non-fractional, pro-rata distribution of all Options that make up the Trust’s portfolio; (2) the DTC participant or indirect participant acting for beneficial owner of the Units to be tendered must submit to the Depositor documentation requesting the In-Kind Distribution that is in form and substance satisfactory to the Depositor and the Trustee; (3) the tender for redemption must be made at least ten business days prior to the Mandatory Termination Date; and (4) documentation submitted to the Depositor must specify an account that is eligible to receive the Options includible in such In-Kind Distribution.

The form of documentation to request an In-Kind Distribution will be provided by the Depositor. The completed documentation shall specify (i) the DTC account from which the tendered Units shall be delivered to the Trustee and to which the Trustee shall deliver the cash component of the In-Kind Distribution, (ii) the delivery instructions for the account to which the Trustee shall deliver the Options included in the In-Kind Distribution, (iii) the number of Units to be tendered, and (iv) the date by which the tendered Units must be received by the Trustee, and such other information as the Depositor and the Trustee determine. The completed documentation shall be submitted to the Depositor for review. The Depositor shall notify the person submitting the documentation of the Depositor’s approval or rejection and shall transmit approved documentation to the Trustee together with the Depositor’s identification of the Options and cash constituting the In-Kind Distribution to be delivered in connection therewith. The Depositor’s approval shall constitute its certification that requirements of the following paragraph with respect to an In-Kind Distribution to an Affiliated Redeeming Unitholder will or have been met. Such transmittal shall constitute the direction of the Depositor to the Trustee to make the distributions specified therein; the Trustee shall rely conclusively upon, and shall have no liability to any person for acting in compliance with, such direction.

Notwithstanding the preceding paragraph of this Section, if a Unit holder electing an In-Kind Distribution is an Affiliated Redeeming Unit holder, such In-Kind Distribution shall be permitted subject to the following conditions:

(i) The In-Kind Distribution shall be consistent with the redemption policies and undertakings, as set forth in the Prospectus for the Trust;

(ii) Neither the Affiliated Redeeming Unit holder, nor any other party with the ability and the pecuniary incentive to influence the In-Kind Distribution, may select, or influence the selection of, the distributed assets of the Trust, provided, however, that a pro rata distribution of Trust assets, with a pro rata purchase or termination of written Options, shall not constitute a selection of Trust assets for purpose of this clause;

(iii) The In-Kind Distribution may not favor the Affiliated Redeeming Unit holder to the detriment of any other Unit holder;

(iv) The Depositor shall monitor each In-Kind Distribution on a quarterly basis for compliance with all provisions of this Section;

(v) The Depositor shall maintain and preserve, on behalf of the Trust, for a period of not less than six (6) years from the end of the fiscal year in which the In-Kind Distribution occurs, the first two (2) years in an easily accessible place, records for each In-Kind Distribution setting forth the identity of the Affiliated Redeeming Unit holder, a description of the composition of the portfolio of the Trust (including each asset’s value) immediately prior to the In-Kind Distribution, a description of each asset distributed in-kind, the terms of the In-Kind Distribution, the information or materials upon which the asset valuations were made, and a description of the composition of the portfolio of the Trust (including each asset’s value) one month after the In-Kind Distribution; and

(vi) The term "Affiliated Redeeming Unitholder" shall mean the Depositor or an affiliated person of the Trust as certified by such person in the approved form delivered pursuant to the preceding paragraph of this Section, upon which certification the Trustee is authorized conclusively to rely. The term "affiliated person" as used in the preceding sentence shall have the meaning assigned to such term in the 1940 Act.

The In-Kind Distribution option may be terminated, modified or discontinued at any time by the Depositor without notice to the Unit holders, and the Depositor reserves the right, in its sole discretion, to reject any request for an In-Kind Distribution.

The Trustee shall take only such actions with respect to In-Kind Distributions as the Depositor shall direct pursuant to the foregoing provisions of this Section and shall have no responsibility for, or liability in respect of, any action taken pursuant to such direction or the failure to take any action in the absence of such direction.”

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors L.P.,

 Evaluator and Portfolio Supervisor

By Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By Joan A. Currie
Director

[SEAL]

ATTEST:

Ann S. Hom

Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 8865

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)